                           PURCHASE AND SALE AGREEMENT


                              DATED APRIL 20, 2000


                                     BETWEEN


                          RANGE PIPELINE SYSTEMS, L.P.
                                    AS SELLER

                                       AND

                                   CONOCO INC.
                                    AS BUYER

                                TABLE OF CONTENTS


ARTICLE I      PURCHASE AND SALE .......................................     33

   1.1    PURCHASE AND SALE ............................................     33
          -----------------
   1.2    EXCLUDED ASSETS ..............................................     34
          ---------------
   1.3    EFFECTIVE TIME ...............................................     35
          --------------
   1.4    ASSUMPTION OF LIABILITIES ....................................     35
          -------------------------
   1.5    RETENTION OF LIABILITIES .....................................     35
          ------------------------

ARTICLE II        PURCHASE PRICE .......................................     36

   2.1    PURCHASE PRICE ...............................................     36
          --------------
   2.2    ADJUSTMENTS TO PURCHASE PRICE ................................     36
          -----------------------------
   2.3    CALCULATION OF POST-CLOSING ADJUSTMENTS ......................     37
          ---------------------------------------
   2.4    ALLOCATION OF BASE PURCHASE PRICE ............................     38
          ---------------------------------

ARTICLE III       REPRESENTATIONS AND WARRANTIES .......................     38

   3.1    REPRESENTATIONS AND WARRANTIES OF SELLER .....................     38
          ----------------------------------------
   3.2    REPRESENTATIONS AND WARRANTIES OF BUYER ......................     40
          ---------------------------------------

ARTICLE IV        COVENANTS ............................................     42

   4.1    COVENANTS OF SELLER ..........................................     42
          -------------------
   4.2    COVENANTS OF BUYER ...........................................     43
          ------------------
   4.3    EXISTING RANGE PRODUCTION I, L.P. CONTRACTS ..................     44
          -------------------------------------------
   4.4    EMPLOYEE MATTERS .............................................     44
          ----------------
   4.5    ACCESS RIGHTS ................................................     44
          -------------
   4.7    GUARANTIES ...................................................     45
          ----------
   4.8    SELLER'S TERMINATION OPTION ..................................     45
          ---------------------------
   4.9    NOTICES OF CERTAIN EVENTS ....................................     46
          -------------------------

ARTICLE V         CONDITIONS TO CLOSING ................................     46

   5.1    SELLER'S CONDITIONS ..........................................     46
          -------------------
   5.2    BUYER'S CONDITIONS ...........................................     46
          ------------------

ARTICLE VI        CLOSING ..............................................     47

   6.1    CLOSING ......................................................     47
          -------
   6.2    CLOSING OBLIGATIONS ..........................................     47
          -------------------

ARTICLE VII       OBLIGATIONS AFTER CLOSING ............................     48

   7.1    SALES TAXES AND RECORDING FEES ...............................     48
          ------------------------------
   7.2    FURTHER ASSURANCES ...........................................     48
          ------------------
   7.3    RECEIPT OF FUNDS BY BUYER ....................................     48
          -------------------------
   7.4    RECEIPT OF FUNDS BY SELLER ...................................     48
          --------------------------
   7.5    FILES AND RECORDS ............................................     48
          -----------------
   7.6    BUYER'S DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES ........     48
          -----------------------------------------------------
   7.7    STERLING MODIFICATIONS .......................................     49
          ----------------------

ARTICLE VIII        TERMINATION OF AGREEMENT ...........................     49

   8.1    TERMINATION ..................................................     49
          -----------
   8.2    LIABILITIES ..................................................     49
          -----------

ARTICLE IX        INDEMNIFICATION ......................................     50

   9.1    OBLIGATION OF PARTIES TO INDEMNIFY ...........................     50
          ----------------------------------
   9.2    INDEMNIFICATION PROCEDURES - THIRD PARTY CLAIMS ..............     50
          -----------------------------------------------
   9.3    DIRECT CLAIMS ................................................     51
          -------------
   9.4    SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES ........     51
          -----------------------------------------------------

   9.5    LIABILITY DEDUCTIBLE AND CAP .................................     52
          ----------------------------
   9.6    EXCLUSIVE REMEDY .............................................     52
          ----------------
   9.7    CLAIM REIMBURSEMENT AND REDUCTION ............................     52
          ---------------------------------
   9.8    NO PUNITIVES .................................................     52
          ------------
   9.9    DEFECTIVE ENVIRONMENTAL CONDITIONS ...........................     52
          ----------------------------------
   9.10   CLAIM LIMITATION .............................................     53
          ----------------

ARTICLE X         GENERAL ..............................................     53

   10.1   EXHIBITS AND SCHEDULES .......................................     53
          ----------------------
   10.2   EXPENSES .....................................................     53
          --------
   10.3   NOTICES ......................................................     53
          -------
   10.4   AMENDMENTS ...................................................     54
          ----------
   10.5   HEADINGS .....................................................     54
          --------
   10.6   COUNTERPARTS .................................................     54
          ------------
   10.7   REFERENCES ...................................................     54
          ----------
   10.8   GOVERNING LAW ................................................     54
          -------------
   10.9   ENTIRE AGREEMENT .............................................     54
          ----------------
   10.10     ASSIGNMENTS ...............................................     54
             -----------
   10.11     PUBLIC ANNOUNCEMENTS ......................................     55
             --------------------
   10.12     NOTICES AFTER CLOSING; SURVIVAL ...........................     55
             -------------------------------
   10.13     SEVERABILITY ..............................................     55
             ------------
   10.14     TIME IS OF THE ESSENCE ....................................     55
             ----------------------
   10.15     PARTIES IN INTEREST .......................................     55
             -------------------
   10.16     INTERPRETATION ............................................     55
             --------------
   10.17     DEFINITIONS ...............................................     55
             -----------
   10.18     WAIVER OF CONSUMER RIGHTS .................................     56
             -------------------------

EXHIBITS AND SCHEDULES
----------------------

Exhibit A                  -        Real Property
Exhibit B                  -        Facilities
Exhibit C                  -        Facility Contracts
Exhibit D                  -        Governmental Permits
Exhibit E                  -        Location of Compressor Stations
Exhibit F                  -        Form of Deed, Assignment and Bill of Sale
Exhibit G                  -        Form of Gas Purchase Contract (Range Equity Gas)
Exhibit H                  -        Form of Gas Gathering Agreement
Exhibit I                  -        Non-Foreign Affidavit
Exhibit J                  -        Form of Guaranty by Range Resources Corporation




Schedule 1.1(b)            -        Drawing of Sterling Gathering System
Schedule 1.5(a)            -        Environmental Retained Liabilities
Schedule 2.4               -        Allocation of Base Purchase Price
Schedule 3.1(f)            -        Permits, Licenses and Authorizations
Schedule 3.1(i)            -        Material Contracts
Schedule 3.1(j)            -        Required Consents
Schedule 3.1(l)            -        Defaults
Schedule 3.1(m)            -        Title
Schedule 3.1(n)            -        Authorized Expenditures
Schedule 3.1(r)            -        Environmental Matters
Schedule 4.1(e)            -        Released Liens
Schedule 4.3               -        Existing Contracts with Range Production I, L.P.
Schedule 4.4               -        Employees

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "AGREEMENT") dated this 20th day of April, 2000, is between RANGE PIPELINE SYSTEMS, L.P., a Texas limited partnership ("SELLER") and CONOCO INC., a Delaware corporation ("BUYER"). Seller and Buyer are sometimes referred to in this Agreement individually as a "PARTY" or collectively as the "PARTIES."

         In consideration of the mutual promises contained herein, the benefits to be derived by each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), Seller agrees to sell and convey to Buyer effective as of the Effective Time (hereinafter defined), and Buyer agrees to purchase and pay for, all of Seller's rights, titles and interests in and to the following described assets (such assets, less and except the Excluded Assets, hereinafter defined, are collectively referred to as the "ASSETS"):

                  (a) all of the fee property, rights-of-way, easements, surface use agreements, and surface lease agreements used or held for use by Seller in connection with the ownership, operation or use of the Facilities (hereinafter defined) including those which are listed and described on Exhibit A - Real Property which is attached hereto and by reference are made a part hereof, (collectively, the "REAL PROPERTY");

                  (b) the plant, pipelines and related separating equipment and meter stations, compressors and compressor stations, valves, pumps, tanks and all other equipment, personal property, buildings and fixtures used or held for use in connection with the ownership or operation of (i) the gas processing plant known as the Sterling Gas Plant and the high pressure gas gathering system known as the Sterling Gathering System ("STERLING GATHERING SYSTEM") connecting to and downstream from the Range Low Pressure Gas Gathering System (hereinafter defined), a drawing showing the division of the Sterling Gathering System from the Range Low Pressure Gas Gathering System being set forth on Schedule 1.1(b), and (ii) the Carlsbad gas gathering system, including its collection pipelines, compressors, pipeline to the Sterling Gas Plant, and abandoned refrigeration plant, including the equipment and other personal property described on Exhibit B - Facilities attached hereto (collectively, the "FACILITIES");

                  (c) the Contract Rights (hereinafter defined) arising under those certain contracts listed and described on Exhibit C - Facility Contracts, which is attached hereto and by reference is made a part hereof, together with, to the extent assignable, the Contract Rights arising under all other written, fully executed and in force as of the Effective Time gas purchase agreements, transportation agreements, gathering agreements, marketing agreements and other similar agreements primarily relating to gas transported through or processed by the Facilities (collectively, the "FACILITY CONTRACTS");

                  (d) to the extent transferable or assignable, all governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights used or held for use in connection with the ownership, operation or use of the Facilities (collectively, the "GOVERNMENTAL PERMITS"); including those which are listed and described on Exhibit D - Governmental Permits, which is attached hereto and by reference is made a part hereof;

                  (e) all machinery, equipment, spare parts, office equipment, computer hardware, furniture, supplies and other tangible personal property (other than those listed on Exhibit B or tangible personal property held under lease by Seller) located at the Facilities on the Effective Time and used or held for use in connection with the ownership, operation or use of the Facilities;

                  (f) all merchantable inventory of crude oil, natural gas and products derived therefrom (other than customary pipeline line fill and tank bottoms) located at the Facilities (collectively, the "INVENTORY"); and

                  (g) all files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller relating to the ownership, operation or use of any of the above described Assets, including without limitation all title records, operational records, technical records, production and processing records, division order and right-of-way files and contract files, but excluding, however, all files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller relating to the geology and engineering interpretation of any reservoir in which one or more wells owned or operated by Seller or its affiliates is operated (all of the items described in this Section 1.1(g), subject to such exclusion, are herein collectively called the "RECORDS").

         As used herein, the term "CONTRACT RIGHTS" shall mean all rights, titles, interests, benefits and remedies in, to and under a written, fully executed and in force contract, which, under the terms of such contract, inure to the benefit of Seller, together with all other rights titles, interests, benefits, obligations and remedies of Seller in, to and under such contract, as of the Effective Time (hereinafter defined).

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, there is hereby excluded from this purchase and sale the following assets (the "EXCLUDED ASSETS"):

                  (a)      all records of Seller as are excluded by Section
         1.1(g);

                  (b) all proceeds, accounts receivable and credits related to the ownership, operation or use of the Assets and accruing prior to the Effective Time;

                  (c) all deposits, letters of credit, bonds and guaranties made or given by Seller or any affiliate thereof prior to the date of this Agreement in favor of any third party;

                  (d) all insurance policies, programs, reserves and related insurance bonds of any nature and any claims payable in respect thereof;

                  (e) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity relating to the ownership, operation or use of the Assets prior to the Effective Time;

                  (f) all funds, if any, held by Seller in suspense accounts and which represent funds due third parties in connection with the operation of the Facilities prior to the Effective Time (the "SUSPENSE FUNDS");

                  (g) all refunds, claims for refunds or rights to receive refunds from any taxing authority with respect to any taxes paid or to be paid by Seller or any affiliate thereof relating to a period, or portions thereof, ending on or prior to the Effective Time;

                  (h) to the extent that Seller elects to retain photocopies of any Records, all such photocopies;

                  (i) all oil and gas leases owned by Seller or any of its affiliates located in the vicinity of the Facilities; and

                  (j) (1) the low pressure gas gathering system owned by Seller or its affiliates from and upstream of the inlet suction control valve at the two-phase separator at each of: (A) North Conger, (B) South Conger, and (C) Middle Conger Compressor Stations, and (2) the associated separation and storage facilities located thereon, the location of such compressor stations, separation and storage facilities being more particularly identified on the attached Exhibit E Location of Compressor Stations (all of the properties described in this Section 1.2(j) being herein called the "RANGE LOW PRESSURE GAS GATHERING SYSTEM").

         1.3 EFFECTIVE TIME. The purchase and sale of the Assets shall be effective for all purposes as of 7:00 a.m., Central Time, on the first day of April, 2000 (the "EFFECTIVE TIME").

         1.4 ASSUMPTION OF LIABILITIES. Effective as of the Closing, but subject to the indemnity obligations of Seller in Section 9.1(a) hereof, Buyer hereby assumes and agrees to pay, honor and discharge when due and payable the obligations, liabilities and commitments relating to the ownership or operation of the Assets, accruing, with the exception of Section 1.4(a), after the Effective Time (the "ASSUMED Liabilities"), including the following:

                  (a) from and after the Closing Date all liabilities and obligations attributable to the ownership or operation of the Assets arising from, attributable to, or alleged to be arising from or attributable to a violation of, or the failure to perform any obligation, the basis of which is attributable to the period from and after Closing, imposed by Environmental Laws (hereinafter defined) in effect where the Assets are located, and any other liability or obligation relating to the release or disposal of any hazardous substance or pollutant, the basis of which is attributable to the period from and after the Closing Date;

                  (b) to the extent not previously paid by Seller and reflected as an increase in the Base Purchase Price (hereinafter defined) or the Closing Purchase Price (hereinafter defined) in accordance with Article II, all liabilities, obligations and commitments arising out of or related to all account or trade payables incurred by Seller in the ordinary course of business relating to the ownership, operation or use of the Assets after the Effective Time;

                  (c) all liabilities, obligations and commitments to remove all fixtures and equipment located on the Real Property and to clean up and restore the Real Property upon any abandonment thereof (including the abandoned Carlsbad refrigeration plant), except to the extent such liabilities are retained by or otherwise the responsibility of Seller as provided herein; and

                  (d) all other liabilities, obligations and commitments occurring, arising out of or related to the ownership, operation or use of the Assets after the Effective Time.

The term "ENVIRONMENTAL LAWS" as used herein means all laws, as they exist on the date hereof, relating to (i) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (iii) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. "ENVIRONMENTAL LAWS" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Water Pollution ContrOL Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., and the ComprehenSIve Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 Et seq.

         1.5 RETENTION OF LIABILITIES. Subject to the provisions of this Agreement, Seller retains and agrees to pay, honor and discharge all obligations, liabilities and commitments relating to the ownership, operation or use of the Assets accruing prior to the Closing Date in the case of the matters described in Sections 1.5(a) and 1.5(d) and accruing prior to the Effective Time in the case of any matters not described in Sections 1.5(a) or 1.5(d) (collectively, the "RETAINED LIABILITIES"), including the following:

                  (a) all obligations, liabilities, commitments, fines, penalties and fees attributable to the Assets, whenever asserted, for any violation of, or the failure to perform any obligation imposed by, Environmental Laws in effect where the Assets are located, when such violation, failure to perform, release or discharge of any hazardous substance or pollutant occurred prior to the Closing Date, including the matters set forth on Schedule 1.5(a);

                  (b) all liabilities, obligations and commitments arising out of or related to all accounts or trade payable incurred by Seller relating to ownership, operation or use of the Assets before the Effective Time;

                  (c) all liabilities, obligations and commitments to make proper distribution of the Suspense Funds;

                  (d) all liabilities, obligations and commitments (i) for the removal of crude oil or natural gas including products derived therefrom which are stored, dumped or disposed of on the Real Property or the Facilities prior to the Closing Date in violation of any Environmental Laws and (ii) for the removal of crude oil or natural gas including products derived therefrom which formerly were on the Real Property or the Facilities and which are dumped or disposed of offsite by Seller prior to the Closing Date in violation of any Environmental Laws;

                  (e) all claims that any third person may assert relating to Seller's failure to clean up and restore any Real Property abandoned prior to the Effective Time if such failure constitutes a breach of Seller's contractual obligation (if any) to the third person to clean up and restore such Real Property on or before the Effective Time, but excluding any such claim relating to the abandoned Carlsbad refrigeration plant;

                  (f) all other liabilities, obligations and commitments occurring, arising out of or related to the ownership, operation or use of the Assets prior to the Effective Time; and

                  (g) for all periods of time before and after Closing, all liabilities for Excluded Assets.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price payable by Buyer at the Closing, for the Assets shall be Nineteen Million Nine Hundred Twenty-five Thousand and No/100 dollars (U.S.) ($19,925,000.00) (the "BASE PURCHASE PRICE"), subject to adjustment as provided in Section 2.2 (the Base Purchase Price as such may be adjusted prior to the Closing pursuant to Section 2.2 being referred to herein as the "CLOSING PURCHASE PRICE" and the Closing Purchase Price as adjusted subsequent to the Closing pursuant to Section 2.2 being referred to herein as the "FINAL PURCHASE PRICE").

         2.2 ADJUSTMENTS TO PURCHASE PRICE. Prior to the Closing, as may be mutually agreed by Seller and Buyer, the Base Purchase Price shall be adjusted to reflect the adjustments set forth in this Section 2.2 and Section 4.6, such adjustments to be reflected in the Preliminary Settlement Statement (as hereinafter defined). Subsequent to the Closing, the Closing Purchase Price shall be adjusted to reflect the adjustments set forth in this Section 2.2 in accordance with Section 2.3. Specifically, the Base Purchase Price or the Closing Purchase Price, as applicable, shall be subject to the following adjustments:

                  (a) The Base Purchase Price or the Closing Purchase Price, as applicable, shall be increased without duplication by the following amounts:

                           (i) the value of all merchantable Inventory to which Seller holds title held in storage as of the Effective Time and which is sold in the ordinary course of business by Buyer after the Effective Time pursuant to bona fide arms length transactions (with such value being equal to the actual amount received by Buyer pursuant to such transactions);

                           (ii) the amount of all reasonable or emergency costs and expenses paid by Seller and directly connected with the ownership, operation or maintenance of the Assets on or after the Effective Time, which costs and expenses will be consistent with historical facility expenditures practices of Seller; and

                           (iii) an amount equal to interest at an annual rate equal to the London Interbank Offered Rate (LIBOR) (one month maturity) (as quoted in the Credit Markets, Money Rates section of The Wall Street Journal two days prior to the Closing Date) plus 1.0%, on the Closing Purchase Price for the period from the Effective Time until the Closing Date.

                  (b) The Base Purchase Price or the Closing Purchase Price, as applicable, shall be decreased, without duplication, by the following amounts:

                           (i) the amount of all proceeds and revenues actually received by Seller attributable to the ownership or the operation of the Assets on or after the Effective Time;

                           (ii) an amount equal to the estimated ad valorem, property, production, severance and similar taxes (but not including income taxes) and which are attributable to the Assets for the period of time from January 1, 2000 to the Effective Time; and

                           (iii)    the Reduction Amount if Seller elects option
                  (ii) set forth in Section 4.6(b).

         2.3      CALCULATION OF POST-CLOSING ADJUSTMENTS.

         (a) As soon as practicable after the Closing, but not later than 60 days after the Closing, Seller shall prepare and deliver to Buyer, a statement (the "FINAL SETTLEMENT STATEMENT") setting forth the calculation of each adjustment to the Closing Purchase Price contemplated by Section 2.2. As may be requested by Seller, Buyer shall promptly furnish all information that it or its affiliates may have in their possession and that is useful to Seller in the calculation or verification of the Final Settlement Statement. On or before the 30th day after receipt of the Final Settlement Statement, Buyer shall deliver to the Seller a written report containing any changes that Buyer proposes to be made to the Final Settlement Statement. The Parties shall undertake to agree upon the Final Settlement Statement not later than 120 days after the Closing Date. If Buyer fails to propose any changes to the accounting set forth in the Final Settlement Statement within 30 days after its receipt of the proposed Final Settlement Statement from Seller, then it shall be deemed that Buyer agrees with the Final Settlement Statement as proposed by Seller. The agreed upon Final Settlement Statement shall serve as the basis for the calculation of the Final Purchase Price hereunder. The date upon which the Final Settlement Statement is agreed upon or is otherwise established hereunder, is hereinafter referred to as the "FINAL SETTLEMENT DATE".

         (b) If Buyer timely proposes changes to Seller's proposed Final Settlement Statement and thereafter Seller and Buyer are unable to agree upon the Final Settlement Statement within 120 days from the Closing Date, Arthur Andersen L.L.P., is designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding upon both Parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another acceptable person as the sole arbitrator under this Section 2.3(b). If the Parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the American Arbitration Association to appoint the substitute arbitrator. The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms of this Agreement. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer. Within five (5) days after the Final Settlement Date, the difference between the Closing Purchase Price and the Final Purchase Price shall be (i) paid by Buyer to Seller, if the Final Purchase Price is greater than the Closing Purchase Price or (ii) paid by Seller to Buyer, if the Closing Purchase Price paid is greater than the Final Purchase Price, in each case in immediately available funds.

         2.4 ALLOCATION OF BASE PURCHASE PRICE. Schedule 2.4 allocates the Base Purchase Price among the Assets. Such allocation shall be adjusted in the event of the reduction of the Base Purchase Price by the Reduction Amount under
Section 4.6(b)(ii). The allocation will be applicable for all purposes, and neither Party will take any position with any person, including any taxing authority, contrary to the allocations provided in this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:

                  (a) STANDING: Seller is a limited partnership duly formed and in good standing under the laws of the State of Texas.

                  (b) REQUISITE AUTHORITY: Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its other obligations under this Agreement.

                  (c) EXECUTION AND ENFORCEABILITY: The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the Closing, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, and, assuming expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR ACT"), no further authorization is required by any law, statute, regulation, court order or judgment applicable to Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) NO CONFLICTS: The execution and delivery of the Agreement and the consummation of the transaction contemplated hereby will not (i) violate, or be in conflict with, any provisions of Seller's organizational documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which Seller is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will adversely affect any of the Assets, except (A) with respect to any consents to transfer and waivers of preferential rights to purchase or similar provisions applicable to the transfer of the Assets contemplated hereby or (B) as could not reasonably be expected have a Material Adverse Effect, or (iii) assuming expiration or termination of the applicable waiting period under the HSR Act, violate any judgment, decree, order, statute, rule or regulation applicable to Seller, except as could not reasonably be expected to have a Material Adverse Effect.

                  (e) NO JUDGMENTS, LAWSUITS OR CLAIMS: There is no suit, action or other proceeding pending before any court or governmental agency as of the Effective Time to which Seller is a party and which might result in impairment or loss of Seller's title to any material part of the Assets or that might materially hinder or impede the operation of the Assets or the ability of Seller to perform its obligations hereunder.

                  (f) PERMITS, LICENSES AND AUTHORIZATIONS: To Seller's Knowledge, Seller holds all material permits, governmental licenses, approvals, authorizations and exemptions, including environmental permits, that are necessary for the ownership, operation and use of the Assets in accordance with Seller's current practices. Seller has complied in all material respects with all of the laws, regulations and orders of the Railroad Commission of Texas ("RAILROAD COMMISSION") affecting the Assets. All necessary reports, required by the United States and any state, county, city or other political subdivision, agency, court or instrumentality ("GOVERNMENTAL AUTHORITY") with respect to Seller's ownership, operation or use of the Assets, have been timely, properly and accurately made in all material respects. At all times during Seller's ownership of the Facilities and except as set forth on Schedule 3.1(f),
         (i) the Facilities have at all times been operated as a non-jurisdictional gathering system, (ii) no Real Property has been obtained by the utilization of eminent domain, and (iii) the Facilities have not been operated as facilities of a gas utility as defined in the Texas Gas Utility Regulatory Act ("GURA"). The Facilities are not subject to the jurisdiction of the Railroad Commission incident to the provisions of the GURA.

                  (g) TAXES: All ad valorem, property, production, severance and similar taxes and assessments attributable to Seller's ownership, operation or use of the Assets that are due have been properly paid.

                  (h) NO BROKERS: Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                  (i)      CONTRACTS:

                           (i) Seller has made available to Buyer a true and correct copy of each of the Contracts described on Exhibit C (the "MATERIAL CONTRACTS") including all amendments thereto and, except as disclosed in Schedule 3.1(i), each Material Contract is valid and existing;

                           (ii) The Material Contracts are the only written, fully executed and in force material contracts which provide for the purchase, sale, gathering, delivery, transportation, processing or other disposition of natural gas through the Facilities;

                           (iii) Except as disclosed in Schedule 3.1(i), Seller is in substantial compliance with all applicable material terms and requirements of each Material Contract;

                           (iv) Except as disclosed in Schedule 3.1(i), to Seller's Knowledge each other person that has any material obligation or liability under any Material Contract is, in substantial compliance with all applicable material terms and requirements of each such Material Contract;

                           (v) Except as disclosed in Schedule 3.1(i), Seller has not given or received from any other person, any specific, written notice claiming a material violation or breach of, or default under, any Material Contract;

                           (vi) Except as disclosed on Schedule 3.1(i), Seller is not participating in any attempts to renegotiate any amounts paid or payable to Seller under any of the Material Contracts, Seller has not made a specific, written demand for such renegotiations, and Seller has not received a specific, written demand by another party to the Material Contracts for such renegotiations; and

                           (vii) Except as disclosed on Schedule 3.1(i), there are no commissions due (or to become due) from Seller to any broker or other Party as a result of the purchase or sale of gas under any Material Contract.

                  (j) PREFERENTIAL RIGHTS: Except as set forth in Schedule 3.1(j), there are no consents to transfer or preferential rights to purchase applicable to the transfer of Assets contemplated hereby (the "REQUIRED CONSENTS").

                  (k) NO FOREIGN PERSON: Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE").

                  (l)      NO DEFAULT UNDER LAWS: Except as set forth on
         Schedule 3.1(l), to Seller's Knowledge, the Assets have been constructed, operated and maintained in accordance with all applicable laws, including Environmental Laws, in all material respects and Seller is not in default or violation of any such laws that would materially affect the ability of Seller to perform its obligations under this Agreement.

                  (m) TITLE: Except as set forth in Schedule 3.1(m), Seller has good and indefeasible title to the Assets and the Assets are free and clear of all mortgages, liens, claims, security interests, encumbrances or other restrictions of any kind whatsoever, by, through, or under Seller, but not otherwise, subject, however, to Permitted Encumbrances.

                  (n)      AUTHORIZED EXPENDITURES: Except as set forth in
         Schedule 3.1(n), there are no material outstanding authorizations for expenditure or outstanding financial commitments respecting the Assets or the Inventory pursuant to which expenditures are or may be required to be made and for which Buyer will be liable or in respect of which any amount remains unexpended.

                  (o) WORKERS' COMPENSATION: Seller is not in arrears under any laws regarding workers' compensation for any amounts whatsoever, in respect of which any person may be entitled to charge Seller or to have a security interest on the Assets or the Inventory.

                  (p) COMPLETENESS OF SCHEDULES: The Schedules and the Exhibits are, in all material respects, a complete and accurate listing of all matters shown thereon.

                  (q) ADVERSE CHANGE: Since April 1, 2000, except as disclosed to Buyer in writing, there has not been any material physical damage to the Assets or Inventory that has not been disclosed in writing by Seller to Buyer prior to Closing.

                  (r)      ENVIRONMENTAL MATTERS:

                           (i) To Seller's Knowledge, except as set forth in Schedule 3.1(r), there are no Assets which are in violation of Environmental Law in any material respect and Seller has in force and effect all permits and licenses necessary under Environmental Law;

                           (ii) Except as set forth in Schedule 3.1(r), there are no existing, pending or, to Seller's Knowledge, threatened actions, suits, investigations, inquiries, proceedings or clean-up obligations by any governmental authority or third party against Seller relating to or arising out of any Environmental Laws with respect to the Assets or Seller's operation of the Assets;

                           (iii) Except as set forth in Schedule 3.1(r), (A) no underground storage tanks, in use or abandoned, have been placed on the Real Property during Seller's ownership of the Real Property and, (B) to Seller's Knowledge, no underground storage tanks, in use or abandoned, have been placed on the Real Property prior to Seller's ownership of the Real Property; and

                           (iv) There have been no written reports by any independent engineer of any environmental investigation, study, audit, test, review or other analysis of the Assets in the possession or control of Seller, except for those set forth in Schedule 3.1(r), a copy of each of which has been delivered or made available to Buyer.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Seller that:

                  (a) STANDING: Buyer is a duly organized, validly existing corporation organized and in good standing under the laws of the State of its incorporation and is qualified to do business in the State of Texas.

                  (b) REQUISITE AUTHORITY: Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into the Agreement and to perform its other obligations under this Agreement.

                  (c) EXECUTION AND ENFORCEABILITY: The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at the Closing, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and, assuming expiration or termination of the applicable waiting period under the HSR Act, no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) NO CONFLICTS: The execution and delivery of the Agreement and the consummation of the transaction contemplated hereby will not (i) violate, or be in conflict with, any provisions of Buyer's certificate or articles of incorporation or bylaws, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will adversely affect the ability of Buyer to perform its obligations hereunder, or (iii) assuming expiration or termination of the applicable waiting period under the HSR Act, violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                  (e) NO JUDGMENTS, LAWSUITS OR CLAIMS: No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder.

                  (f) NO BROKERS: Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                  (g) BUYER'S RELIANCE: Buyer is an experienced and knowledgeable investor in the oil and gas business, including the business of owning and operating facilities similar to the Facilities. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional advisors concerning this Agreement, the Assets and the value thereof. In entering into this Agreement, Buyer has relied solely on the representations, indemnities and other covenants of Seller expressly contained in this Agreement, its independent investigation of, and judgment with respect to, the Assets and the advice of Buyer's own advisors and not on any comments or statements of Seller or Seller's employees or agents that are not expressly contained in this Agreement.

                  (h) Buyer is acquiring the Assets for commercial or business use. In negotiating this Agreement and the documents contemplated herein, Buyer is represented by legal counsel who is not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller. Buyer is not in a significantly disparate bargaining position.

                                   ARTICLE IV

                                    COVENANTS

         4.1      COVENANTS OF SELLER. Seller agrees with Buyer that:

                  (a) Prior to the Closing, Seller will permit Buyer and its representatives to have access to the Assets and make the Records available to Buyer for examination ("DUE DILIGENCE REVIEW") at Seller's offices in Fort Worth, Texas. Furthermore, upon reasonable request from Buyer prior to the Closing and to the extent that Seller may do so without violating legal constraints or any contractual obligation of confidence of Seller to a non-affiliated third party, Seller shall furnish to Buyer any other information in Seller's possession regarding the Assets, excluding only such information which is not necessary for Buyer's ownership, operation or use of the Assets and which is reasonably deemed by Seller to be confidential and proprietary. At all times prior to Closing Buyer shall have the right and option to perform any and all environmental testing on the Facilities and on and below the Real Property. In the event Buyer exercises this right and option, it agrees to provide Seller with the results of such testing. Seller shall permit Buyer, at Buyer's expense, to inspect and photocopy the Records at any reasonable time during the term of this Agreement but only to the extent, in each case, that Seller may do so without violating any contractual obligation of confidence or contractual commitment to a non-affiliated third party. Seller shall not be obligated to furnish any updated abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional title information as Buyer may reasonably deem prudent. IN ADDITION TO THE INDEMNIFICATION PROVISIONS OF ARTICLE IX, BUYER AGREES TO FULLY INDEMNIFY, DEFEND, AND HOLD SELLER, ITS PARTNERS AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, CAUSES OF ACTION, JUDGMENTS OR DEFENSE EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT EXPENSES) OF ANY PERSON, INCLUDING BUYER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS, FOR (I) PERSONAL INJURY OR DEATH OF ANY PERSON AND
         (II) DAMAGE TO THE PROPERTY OF SELLER, BUYER OR ANY OTHER PERSON ATTRIBUTABLE TO OR ARISING FROM BUYER'S DUE DILIGENCE REVIEW, EXCEPT THERE SHALL BE NO LIABILITY OF BUYER TO THE EXTENT ANY SUCH INJURY, DAMAGE, OR LOSS IS CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

                  (b)      From the date of this Agreement until Closing, Seller
         (i) will cause the Assets to be operated and maintained in a good and workmanlike manner, in all material respects, consistent with prior practices and consistent with that of a prudent operator of such assets, and will pay or cause to be paid all costs and expenses in connection therewith, (ii) will not abandon or substantially modify any of the Assets, (iii) will maintain insurance now in force with respect to the Assets, (iv) will comply with all the rules, regulations and orders of the Railroad Commission that are applicable to Seller and the Assets, and will timely, properly and accurately make in all material respects all reports required to be filed with the Railroad Commission, and (v) will pay all taxes and assessments with respect to the Assets which come due and payable prior to the Closing Date; provided, however, except in the case of an expenditure that the Seller in good faith determines is necessary for the continued operation of the Assets or for the protection of the Assets or the health and welfare of persons, in the absence of Buyer's written consent (which will not unreasonably be withheld), from the date of this Agreement until the Closing, Seller shall not conduct or authorize any operation on the Assets requiring a capital expenditure in excess of $10,000 if such capital expenditure would result in an increase in the Base Purchase Price or Closing Purchase Price or if Buyer would otherwise become liable for such expenditure.

                  (c) Without the prior written consent of Buyer (which will not unreasonably be withheld), from the date of this Agreement until Closing, Seller shall not (i) enter into any new agreements or commitments with respect to the Assets that if such were in existence as of the date of this Agreement are of a nature that would be required to be described on Exhibit C, (ii) subject to Section 4.3 hereof, modify in any material respect the Material Contracts, or (iii) encumber, sell, transfer, assign, convey, or otherwise dispose of any of the Assets other than sale of Inventory in the ordinary course of business and other personal property which is replaced by equivalent property or consumed in the operation of the Assets.

                  (d) With respect to all Required Consents, Seller shall make requests of such third parties in compliance with applicable contracts that such consents be given or waived and that such preferential rights be waived, and Seller shall obtain as promptly as possible such Required Consents reasonably expected to have a Material Adverse Effect; provided, however, nothing contained in this Section 4.1(d) shall require Seller to pay money or provide other consideration or undertake any additional legal obligation in order to obtain the Required Consents.

                  (e) At the Closing, Seller shall provide proof that the liens described on Schedule 4.1(e) have been released insofar as such liens encumber any of the Assets (the "RELEASED LIENS").

                  (f) As promptly as practicable and in any event not more than 10 business days following the date of this Agreement, Seller shall file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and shall as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act. Seller shall use its reasonable efforts to obtain early termination of the waiting period under the HSR Act.

                  (g) Seller shall give Buyer notice of any litigation initiated by or against Seller, of which Seller has notice, and which relates to the Assets or the ability of Seller to proceed to Closing.

                  (h) Seller shall complete the installation of the catalytic converter and fuel air ratio controller at the small compressor at the Carlsbad Plant in fully operational condition, to the reasonable satisfaction of Buyer, at or prior to the Closing (subject to matters beyond Seller's reasonable control). The costs thereof shall be borne entirely by Seller and shall not be included in the Closing Purchase Price or Final Purchase Price, even if incurred on or after the Effective Time.

         4.2 COVENANTS OF BUYER. Buyer covenants and agrees with Seller as follows:

                  (a) As promptly as practicable and in any event not more than 10 business days following the date of this Agreement, Buyer will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act. Buyer shall use its reasonable efforts to obtain early termination of the waiting period under the HSR Act. Buyer shall bear all of the filing fees associated with its filings made under the HSR Act.

                  (b) If the Closing occurs, that certain Confidentiality Agreement dated October 29, 1999 between Range Resources Corporation and Buyer (the "CONFIDENTIALITY AGREEMENT") shall terminate and be of no further force and effect as of the Closing Date. Any offers of employment made by Buyer pursuant to the provisions of Section 4.4 shall be deemed not to breach Buyer's obligations under paragraph 5 of the Confidentiality Agreement. If the Closing does not occur, then the Confidentiality Agreement (including paragraph 5 thereof) shall continue in force and effect.

                  (c) Buyer shall give Seller notice of any litigation initiated by or against Buyer, of which Buyer has notice, and which relates to the Assets or the ability of Buyer to proceed to Closing.

         4.3 EXISTING RANGE PRODUCTION I, L.P. CONTRACTS. Seller and its affiliate, Range Production I, L.P., are currently parties to the agreements listed on Schedule 4.3. Such agreements shall be terminated and superseded by
(i) the Gas Purchase Contract described in Section 6.2(f) below as of the effective date of such Gas Purchase Contract and (ii) the Gas Gathering Agreement described in Section 6.2(g) below as of the effective date of such Gas Gathering Agreement.

         4.4 EMPLOYEE MATTERS. Buyer may offer employment, to be effective upon the Closing, to those employees of Seller and/or its affiliates that are primarily involved in the operations of the Assets and that are listed on
Schedule 4.4 hereto (the "EMPLOYEES"). Prior to Closing, Buyer shall provide to Seller, in writing, a list of those Employees to whom Buyer has made offers of employment, including base salary offered to such employee. Buyer shall have full discretion in determining the terms, conditions and benefits relating to such employment.

         4.5 ACCESS RIGHTS. Buyer agrees that upon the Closing, Buyer shall grant to Seller and/or its affiliates or permitted assigns such access rights as are necessary and required across the Real Property in order for Seller and/or its affiliates or permitted assigns to maintain, repair and operate the Range Low Pressure Gas Gathering System. Likewise, Seller shall grant to Buyer and/or its affiliates or permitted assigns such access rights as are necessary and required across Seller's properties located in the vicinity of the Assets in order for Buyer and/or its affiliates or permitted assigns to maintain, repair and operate the Assets.

         4.6      RESULTS OF DUE DILIGENCE REVIEW.

         (a) Not later than five business days before the Closing, Buyer shall have the right to notify Seller in writing (the "REJECTION NOTICE") that Buyer is dissatisfied with the results obtained from the Due Diligence Review and that consequently Buyer is unwilling to complete the purchase of the Assets pursuant to this Agreement. The Rejection Notice shall specify Buyer's objections to the Assets and shall state the diminution of the value of the Assets attributable to such objections (the "REDUCTION AMOUNT"), as such objections and diminution in value are determined by Buyer in its sole discretion. The objections shall not include any defects that are disclosed in the Schedules attached hereto by Seller to Buyer in sufficient detail to reasonably apprise Buyer of the defect.

         (b) By notice given no later than two business days before the Closing Date, Seller shall have the following options following its receipt of a Rejection Notice: (i) Seller may elect to attempt to cure the objections presented by Buyer in the Rejection Notice, (ii) Seller may elect to reduce the Base Purchase Price by the Reduction Amount, or (iii) Seller may terminate this Agreement. If Seller fails to notify Buyer with respect to Seller's election within the time period provided in this Section 4.6(b), Seller shall be deemed to have elected to terminate this Agreement.

         (c) If Seller elects option (i) set forth in Section 4.6(b) but fails to cure the objections presented by Buyer by the Closing Date, then this Agreement shall terminate on the Closing Date.

         (d) If the Base Purchase Price is reduced by the Reduction Amount pursuant to option (ii) set forth in Section 4.6(b) and the Closing occurs, then Buyer shall be deemed to have waived all Losses (as defined below) and all indemnification and other claims and causes of action against Seller arising out of or resulting from any breach of agreement, covenant, representation, or warranty by Seller, to the extent directly attributable to the particular objections given by Buyer in the Rejection Notice and for which the Base Purchase Price is reduced pursuant to such option (ii).

         (e) By written notice delivered to Seller prior to the Closing, Buyer may waive any one or more of the objections asserted by Buyer in the Rejection Notice (the "WAIVED OBJECTIONS"), in which event (i) the Reduction Amount shall be reduced by the amount previously asserted by Buyer in respect of such Waived Objections, and (ii) Buyer shall be deemed to have waived all Losses (as defined below) and all indemnification and other claims and causes of action against Seller arising out of or resulting from any breach of agreement, covenant, representation, or warranty by Seller, to the extent directly attributable to the particular Waived Objections.

         (f) Notwithstanding the preceding provisions of this Section 4.6, if the Reduction Amount set forth in the Reduction Notice exceeds $5,000,000.00, Buyer may elect to terminate this Agreement, in which event Seller's options set forth in Section 4.6(b) shall not apply. Buyer's termination election, if any, shall be set forth in the Reduction Notice.

         4.7 GUARANTIES. Prior to the Closing, Buyer shall notify Seller in writing of any deposits, letters of credit, bonds and guaranties made or given by Seller or any affiliate thereof prior to the date of this Agreement in favor of any third party which Buyer has determined are necessary for Buyer's ownership, operation or use of the Assets (collectively, the "SUBJECT GUARANTIES"). Upon the request of Buyer, Seller shall maintain the Subject Guaranties in force for a period of thirty (30) days following the Closing. Buyer shall reimburse Seller and its affiliates for any reasonable out-of-pocket expense incurred by Seller or its affiliates with respect to maintaining the Subject Guaranties for periods after the Closing Date. Buyer shall cause or procure the release, within thirty (30) days after the Closing Date, of all liabilities or obligations of Seller or any of its affiliates with respect to the Subject Guaranties from any of the liabilities or obligations of Buyer under this Agreement for post-Closing periods. Buyer agrees not to modify the terms of any such Subject Guaranties, or consent to any modification, without the prior written consent of Seller.

         4.8      SELLER'S TERMINATION OPTION.

         (a) At any time prior to the Closing, Seller may deliver to Buyer a notice in writing electing to terminate this Agreement ("SELLER'S TERMINATION NOTICE"). This Agreement shall terminate effective at 5 p.m., local time, three
(3) business days after receipt by Buyer of Seller's Termination Notice ("TERMINATION DATE"), unless prior to such time and date Seller receives a notice in writing from Buyer waiving all of Buyer's rights to terminate this Agreement pursuant to Section 4.6 and committing to a Closing on the Accelerated Closing Date (as defined below), subject, however, to the provisions of Section 4.8(b).

         (b) If Buyer receives a Seller's Termination Notice, Buyer may thereafter deliver to Seller a Rejection Notice pursuant to Section 4.6 at any time prior to 5 p.m. on the Termination Date. In such event, by notice delivered to Buyer no later than 5 p.m., local time, two (2) business days after delivery of such Rejection Notice ("Reduction Acceptance Notice"), Seller shall have the right and option, but not the obligation, to elect to reduce the Base Purchase Price by the Reduction Amount stated in the Rejection Notice. With any Reduction Acceptance Notice, Seller shall furnish Buyer a draft of the Preliminary Settlement Statement (as defined in Section 6.2(b) below). If Seller delivers Buyer a Reduction Acceptance Notice within the time period stated in the preceding sentence, then (i) Seller's Termination Notice shall be rescinded,
(ii) the Base Purchase Price shall be reduced by the Reduction Amount stated in the Rejection Amount, (iii) the provisions of Section 4.6(d) shall apply, and
(iv) the Closing shall occur on the Accelerated Closing Date. If Buyer delivers a Rejection Notice within the time period stated in the first sentence of this
Section 4.8(b) and Seller fails to deliver a Reduction Acceptance Notice within such time period, then this Agreement shall terminate at the end of such time period. If Buyer fails to deliver a Rejection Notice after receiving a Seller's Termination Notice, then this Agreement shall terminate at 5 p.m. on the Termination Date.

         (c) As used in this Agreement, the "ACCELERATED CLOSING DATE" means the second business day following (i) the date on which Buyer delivers the notice described in the second sentence of Section 4.8(a) or (ii) the date on which Seller delivers the Reduction Acceptance Notice pursuant to Section 4.8(b), as applicable; provided, however, that (A) the Accelerated Closing Date shall occur not earlier than the second business day after the last to occur of the following: (i) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, (ii) obtaining the Required Consents, and (iii) cure of any objections presented by Buyer in the Rejection Notice (if any) but only if and to the extent Seller has elected to attempt to cure the same, and (B) the Accelerated Closing Date shall occur not later than June 19, 2000.

         (d) Seller's termination right under this Section 4.8 is cumulative of the other termination rights set forth in Section 8.1.

         4.9 NOTICES OF CERTAIN EVENTS. Buyer shall promptly notify Seller upon Buyer's discovery of (i) any information that constitutes or would indicate a breach by Seller of any representation, warranty or agreement of Seller under this Agreement or under any agreement, certificate or other document delivered pursuant to this Agreement or in connection herewith or (ii) any information reducing the value of the Assets and that Buyer intends to present as objections in a Rejection Notice.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         5.1 SELLER'S CONDITIONS. Notwithstanding anything in this Agreement to the contrary, the obligations of Seller at the Closing are subject, at the option of the Seller, to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except that any representation or warranty that by its terms is stated to be made as of a particular date need be true in all material respects as of such date; and Buyer shall have performed and satisfied in all material respects all covenants, agreements and other obligations required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

                  (c)      The Required Consents shall have been obtained.

                  (d) The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                  (e) Buyer shall have granted Seller and/or its affiliates the access rights described in Section 4.5.

         5.2 BUYER'S CONDITIONS. Notwithstanding anything in this Agreement to the contrary, the obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing Date of all of the following conditions precedent, any one or more of which may be waived, in whole or in part, in writing by Buyer:

                  (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except that any representation or warranty that by its terms is stated to be made as of a particular date need be true in all material respects as of such date; and Seller shall have performed and satisfied in all material respects all covenants, agreements and other obligations required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                  (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

                  (c)      The Required Consents shall have been obtained.

                  (d) The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                  (e) Buyer, acting reasonably, shall be satisfied that, between the Effective Time and the Closing Date, there has been no physical damage to the Assets or Inventory that has a Material Adverse Effect.

                  (f) Seller shall have delivered to Buyer at Closing a certificate signed by an authorized person of Seller certifying the fulfillment of the conditions set forth in Section 5.1.

                                   ARTICLE VI

                                     CLOSING

         6.1 CLOSING. Unless the Parties agree otherwise, the consummation of the transactions contemplated hereby (herein called the "CLOSING") shall be held at the offices of Seller in Fort Worth, Texas, two (2) business days after the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, but in any event not earlier than sixty
(60) days after the date of this Agreement and not later than June 19, 2000, subject to the provisions of Section 4.8, unless the Parties mutually agree in writing to extend the date for Closing. The date on which Closing occurs is referred to herein as the "CLOSING DATE."

         6.2 CLOSING OBLIGATIONS. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Seller and Buyer shall execute, acknowledge and deliver a Deed, Assignment and Bill of Sale in the form and substance of Exhibit F hereto (in sufficient counterparts to facilitate recording).

                  (b) Seller shall prepare and deliver to Buyer and Buyer shall execute and deliver a settlement statement (herein called the "PRELIMINARY SETTLEMENT STATEMENT") that shall set forth the Closing Purchase Price and the calculation of each adjustments used to determine the Closing Purchase Price. Seller shall deliver a draft of the Preliminary Settlement Statement to Buyer at least five (5) business days prior to Closing, except as otherwise provided in Section 4.8(b).

                  (c) Buyer shall pay the Closing Purchase Price to Seller by wire transfer in immediately available funds.

                  (d) Seller shall deliver to Buyer, a certificate signed by an executive officer of Seller certifying the fulfillment of the conditions set forth in Section 5.1.

                  (e) Buyer shall deliver to Seller a certificate signed by an executive officer of Buyer certifying the fulfillment of the conditions set forth in Section 5.2.

                  (f) Buyer and Range Production I, L.P. shall execute and deliver a gas purchase contract in the form of Exhibit G - Gas Purchase Contract (the "GAS PURCHASE CONTRACT") which is attached hereto and by reference is made a part hereof, to be effective as of the first day of the first calendar month following the Closing.

                  (g) Buyer and Seller shall execute and deliver a gas gathering agreement substantially in the form of Exhibit H - Gas Gathering Agreement which is attached hereto and by reference is made a part hereof, with such changes as shall be mutually acceptable to the Parties, such gas gathering agreement to be effective as of the Effective Time(the "GAS GATHERING AGREEMENT").

                  (h) Seller shall deliver an executed non-foreign affidavit in the form of Exhibit I - Non-Foreign Affidavit, which is attached hereto and by reference is made a part hereof.

                  (i) Range Resources Corporation shall execute and deliver to Buyer a Guaranty in the form of Exhibit J - Guaranty by Range Resources Corporation, which is attached hereto and by reference is made a part hereof.

                  (j) If so requested by Buyer, Seller agrees to cooperate with Buyer to the extent necessary to consummate the sale of the Assets as part of a like-kind exchange pursuant to section 1031 of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and any similar state tax legislation. Specifically, if so requested by Buyer, Seller shall take such action and execute such documents, instruments and agreements as are necessary and appropriate to obtain such tax treatment including, but not limited to, engaging the services of a qualified intermediary and making any federal, state or local filing determined to be necessary to obtain or substantiate such treatment. To the extent any additional costs are incurred in connection with Buyer's efforts to obtain such like-kind exchange treatment, such additional costs shall be borne by Buyer. Nothing herein shall obligate Seller to extend the date for Closing as stated in Section 6.1.

                                   ARTICLE VII

                            OBLIGATIONS AFTER CLOSING

         7.1 SALES TAXES AND RECORDING FEES. As of the date first set forth above, Buyer and Seller believe the sale of Assets, as contemplated by this Agreement, constitutes a sale of real property and equipment incidental to such real property, and as a result no sales tax shall be applicable to the transaction. Buyer and Seller agree to take all reasonable actions necessary to support this transaction as a sale exempt from sales tax. However, Buyer shall pay all sales taxes occasioned, if any, by the sale of the Assets and all documentary, filing and recording fees required in connection with the filing and recording of any assignments; Seller shall provide Buyer with all assistance reasonably required to support Buyer in the event that any taxing authority should dispute the non-taxable nature of this transaction; provided, however, that Seller shall have no obligation to incur any expense in connection with such assistance.

         7.2 FURTHER ASSURANCES. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such instruments and take all such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

         7.3 RECEIPT OF FUNDS BY BUYER. If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to Seller that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to Seller.

         7.4 RECEIPT OF FUNDS BY SELLER. If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Buyer.

         7.5 FILES AND RECORDS. At, or as soon as practicable after, Closing, Buyer and Seller shall arrange for the delivery of the Records to Buyer. For a period of three years after the Closing Date Buyer shall allow Seller access to the Records during Buyer's normal business hours for any legitimate business purpose; provided that, any copies of Records made by Seller shall be at the sole expense of Seller. Seller shall not be entitled to any confidential record of Buyer.

         7.6 BUYER'S DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES. The express representation and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS CONTAINED HEREIN, NEITHER SELLER NOR ANY OF ITS AFFILIATES HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE

RELATING TO (I) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (II) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (III) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE ASSETS ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

         7.7 STERLING MODIFICATIONS. By not later than sixty (60) days after the Closing, Buyer shall modify the Sterling Gathering System by adding measuring equipment, in accordance with the Gas Purchase Contract, immediately down-stream of the division between the Range Low Pressure Gas Gathering System and the Sterling Gathering System. Prior to the commencement of such modification, Buyer shall communicate with Seller about Buyer's plans and specifications therefor and give Seller the opportunity to consult with Buyer regarding such plans, specifications, and the work contemplated thereby. Such modifications by Buyer shall not modify, or unreasonably interfere with the operation of, the Range Low Pressure Gas Gathering System.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

         8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  (a)      by mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller if the Closing shall not have occurred by the Closing Date stated in Section 6.1; provided, however, that this right to terminate this Agreement shall not be available to a Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c)      by Buyer or Seller pursuant to the provisions of
                           Section 4.6;

                  (d)      by Seller pursuant to Section 4.8;

                  (e) by either Buyer or Seller if any court or governmental agency shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or

                  (f) by either Buyer or Seller if the terminating Party is not then in material breach of this Agreement and if (i) with respect to a termination by Buyer, there shall have been any material breach of one or more representations or warranties of Seller, (which has not been waived) or breach of one or more covenants or agreements set forth in this Agreement by Seller, (which has not been waived), or (ii) with respect to a termination by Seller, there shall have been a material breach of one or more representations or warranties of Buyer (which has not been waived) or breach of one or more covenants or agreements set forth in this Agreement by Buyer (which has not been waived).

         8.2 LIABILITIES. Except as provided in this Section 8.2, nothing contained in this Agreement shall limit the legal or equitable remedies that may be available to Seller or Buyer prior to the Closing; provided, however, (a) neither Party shall be liable to the other for consequential damages, (b) if all conditions precedent set forth in Section 5.2 have been satisfied, but Buyer refuses to close, Seller shall have the option to pursue its actual damages, (c) if all conditions precedent set forth in Section 5.1 have been satisfied, but Seller refuses to close, Buyer shall have the option to either pursue specific performance or pursue its actual damages, and (d) in no event, shall Seller have any liability to Buyer hereunder if Buyer terminates this Agreement prior to Closing because any representation or warranty made by Seller herein is incorrect.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1      OBLIGATION OF PARTIES TO INDEMNIFY.

         (a) Subject to the limitations set forth in this Article IX, effective as of the Closing, Seller hereby indemnifies, defends and holds harmless Buyer and its affiliates and their respective directors, officers, employees and agents (the "BUYER INDEMNIFIED PARTIES") from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses of any kind or type (including reasonable costs of defense and investigations, settlements, and reasonable attorneys' fees and also including any losses attributable to personal injury or death or property damage) (collectively, "LOSSES") arising out of or resulting from any of the following:

                  (i)      the Retained Liabilities;

                  (ii) the breach by Seller of any agreement or covenant of Seller hereunder; and

                  (iii) the inaccuracy or breach of any representation or warranty made by Seller herein.

         (b) Buyer, effective as of the Closing, hereby indemnifies, defends and holds harmless Seller and its partners and affiliates and their respective directors, officers, employees, agents and successors and assigns (the "SELLER INDEMNIFIED PARTIES"), from and against any and all Losses arising out of or resulting from any of the following:

                  (i)      the Assumed Liabilities;

                  (ii) the breach by Buyer of any agreement or covenant of Buyer hereunder; and

                  (iii) the inaccuracy or breach of any representation or warranty made by Buyer herein.

         The foregoing obligation of Buyer to indemnify Seller shall not apply to the extent of a breach of a representation, warranty or covenant of Seller herein.

         9.2      INDEMNIFICATION PROCEDURES - THIRD PARTY CLAIMS.

         (a) If any Party (the "INDEMNIFIED PARTY") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article IX (a "THIRD PARTY CLAIM"), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other Party (the "INDEMNIFYING PARTY") with notice of such Third Party Claim. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 10 business days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

         (b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

         (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets, or financial condition.

         (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Claim.

         (e) Notwithstanding Section 9.2(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within 10 business days after receipt of notice thereof from the Indemnified Party or to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

         9.3 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations otherwise set forth in this Article IX, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         9.4 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants made by Seller pursuant to this Agreement or any certificate or other document delivered by Seller at the Closing shall survive the Closing for the following periods after the Closing
Date: (i) for all representations and warranties, two years, (ii) for all covenants in Article IV, two years, (iii) for all covenants in Sections 1.5 and 9.1(a)(i) relating to Retained Liabilities to the extent, but only to the extent, such Retained Liabilities are listed and described in clauses (a), (c),
(d) and (g) of Section 1.5, no time limit, and (iv) for all covenants in Sections 1.5 and 9.1(a)(i) relating to Retained Liabilities to the extent, but only to the extent, such Retained Liabilities are listed and described in clauses (b), (e) and (f) of Section 1.5, ten years. The representations, warranties and covenants made by Buyer pursuant to this Agreement or any certificate or other document delivered by Buyer at the Closing shall survive the Closing for the following periods after the Closing Date: (i) for all representations and warranties, two years, (ii) for all covenants in Article IV, two years, (iii) for all covenants in Sections 1.4 and 9.1(b)(i) relating to Assumed Liabilities to the extent, but only to the extent, such Assumed Liabilities are listed and described in clauses (a) and (c) of Section 1.4, no time limit, and (iv) for all covenants in Sections 1.4 and 9.1(b)(i) relating to Assumed Liabilities to the extent, but only to the extent, such Assumed Liabilities are listed and described in clauses (b) and

(d) of Section 1.4, ten years. Representations, warranties and covenants of either Party under this Agreement shall be of no further force or effect after the applicable expiration date specified above; provided, however, that there shall be no such termination of any representation, warranty or covenant with respect to which a bona fide claim has been asserted prior to such date in accordance with this Article IX. Any claim for indemnification hereunder that is subject to a time limitation, to be effective, must be asserted in writing prior to the applicable expiration date.

         9.5 LIABILITY DEDUCTIBLE AND CAP. NO CLAIM FOR INDEMNIFICATION MAY BE MADE UNDER SECTION 9.1(a) UNLESS AND UNTIL THE AGGREGATE AMOUNT OF LOSSES THAT MAY BE CLAIMED THEREUNDER EXCEED $100,000, AND SELLER SHALL BE LIABLE UNDER
SECTION 9.1(a) ONLY TO THE EXTENT SUCH LOSSES SUFFERED BY THE BUYER INDEMNIFIED PARTIES EXCEED $100,000 IN THE AGGREGATE. NO LOSSES WHICH INVOLVE LESS THAN $25,000 SHALL BE INCLUDED IN DETERMINING WHETHER THE AMOUNT OF SUCH INDEMNIFICATION EXCEEDS THE DEDUCTIBLE AMOUNT OF $100,000. FOR PURPOSES OF DETERMINING WHETHER A LOSS INVOLVES AT LEAST $25,000, ALL LOSSES ARISING OUT OF OR RELATED TO THE SAME EVENT OR CIRCUMSTANCE OR A SERIES OF RELATED EVENTS OR CIRCUMSTANCES SHALL BE TREATED AS ONE LOSS. IN NO EVENT SHALL SELLER'S LIABILITY FOR ANY LOSSES UNDER THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEED THE BASE PURCHASE PRICE, EXCEPT IN THE CASE OF FRAUD.

         9.6 EXCLUSIVE REMEDY. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO (I) ANY AND ALL LOSSES, (II) ANY OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, OR (III) ANY OTHER CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE OF SAME BY BUYER AND SELLER, SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE IX.

         9.7 CLAIM REIMBURSEMENT AND REDUCTION. Any claim for Losses shall be reduced to the extent of any third party insurance or condemnation payment actually received by the Indemnified Party or, alternatively, at the option of the Indemnifying Party, the rights of the Indemnified Party against any insurer or governmental authority with respect to such claim shall be assigned to the Indemnifying Party.

         9.8 NO PUNITIVES. EXCEPT IN THE CASE OF FRAUD AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER AND SELLER (I) AGREE THAT ONLY ACTUAL DAMAGES SHALL BE RECOVERABLE UNDER THIS AGREEMENT AND (II) HEREBY WAIVE ANY RIGHT TO RECOVER, AND AGREE THAT THE TERM LOSSES SHALL NOT COVER, SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE) EXCEPT TO THE EXTENT ANY SUCH INDEMNIFIED PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD-PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

         9.9 DEFECTIVE ENVIRONMENTAL CONDITIONS. If and to the extent Seller is obligated, pursuant to this Article IX, to indemnify Buyer against Losses associated with any Defective Environmental Condition, then the following provisions shall apply.

                  (a) Seller shall pay and be responsible for correcting such Defective Environmental Condition, and shall proceed expeditiously in accordance with industry accepted practices to correct such Defective Environmental Condition. Buyer will cooperate with Seller in implementing any remedial activities, including natural attenuation or monitoring remedies and institutional controls or other appropriate restrictions on the use of property for purposes of Seller's correction of such Defective Environmental Conditions. Buyer shall provide Seller and Seller's environmental consultants and contractors with access to the Assets during normal business hours for purposes of correcting such Defective Environmental Conditions, and Seller and Seller's environmental consultants and contractors shall undertake all reasonable efforts to minimize any adverse impact of their activities on Buyer's ownership, use and operation of the Assets.

                  (b) To correct a Defective Environmental Condition involving a violation of Environmental Laws, Seller shall cure the violation and provide reasonable evidence to Buyer substantiating that the violation has been cured. To correct a Defective Environmental Condition involving Hazardous Material, Seller shall perform, or cause to be performed, the type of remediation that a prudent operator would perform and shall provide Buyer with written assurance from the appropriate Governmental Authority that no further action is required in connection with the Defective Environmental Condition or a certification from a qualified consultant that the appropriate remediation has been performed and that no further response is required under applicable Environmental Laws as in effect as of the date of this Agreement.

                  (c) As used in this Agreement, the term "DEFECTIVE ENVIRONMENTAL CONDITION" means the existence of: (i) a condition constituting a violation of Environmental Laws as currently in effect associated with or arising from the past or current ownership, operation or condition of the Assets, or (ii) the presence of Hazardous Material in the soil, subsurface media, groundwater, or surface water or building at, on, in or under the Assets, or which has migrated from the Assets, in a manner or quantity: (A) which is required by Environmental Laws as currently in effect to be remediated; or (B) for which a permit or closure plan that is required under Environmental Laws as currently in effect has not been obtained.

                  (d) As used in this Agreement, the term "HAZARDOUS MATERIAL" means any materials or substances that as of the date of this Agreement are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "extremely hazardous wastes", under any Environmental Law.

         9.10 CLAIM LIMITATION. If Closing occurs, Seller Indemnified Parties, and any of them, may not bring (and hereby waives, and forfeits) any claim against Buyer Indemnified Parties for the inaccuracy, violation or breach of any representation, warranty or covenant in this Agreement to the extent any Seller Indemnified Party had actual knowledge of such inaccuracy, violation or breach on or before the Closing. If Closing occurs, Buyer Indemnified Parties, and any of them, may not bring (and hereby waives, and forfeits) any claim against Seller Indemnified Parties for the inaccuracy, violation or breach of any representation, warranty or covenant in this Agreement to the extent any Buyer Indemnified Party had actual knowledge of such inaccuracy, violation or breach on or before the Closing.

                                    ARTICLE X

                                     GENERAL

         10.1 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel has received a complete set of all Exhibits and Schedules prior to and as of the execution of this Agreement.

         10.2 EXPENSES. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

         10.3 NOTICES. All notices or communications required or permitted under this Agreement shall be in writing, and any notices or communications hereunder shall be deemed to have been duly made if delivered by (a) personal delivery, (b) overnight delivery service, (c) telecopy with confirmation, or (d) three business days after being placed in first class certified mail, postage prepaid, with return receipt requested to the following addresses:

         All notices to Seller by mail shall be delivered to:

                           Range Pipeline Systems, L.P.

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
                           500 Throckmorton, Suite 1900
                           Fort Worth, Texas   76102
                           Attention: Mr. Chad L. Stephens
                           Telecopy No.:  817/870-2316

         All notices to Seller other than by mail shall be delivered to:

                           Range Pipeline Systems, L.P.
                           801 Cherry Street, Suite 1550
                           Fort Worth, Texas   76102
                           Attention: Mr. Chad L. Stephens
                           Telecopy No.:  817/870-2316

         All notices to Buyer shall be delivered to:

                           Conoco Inc.
                           600 N. Dairy Ashford, HU 3068
                           Houston, Texas   77079-1175
                           Attention: NG&GP, Manager, Business Development Telecopier No.: 281/293-4167


The address at which any Party is to receive notice may be changed from time to time by such Party by giving notice of the new address to the other Party. Any notice or communication given by telecopy shall be promptly confirmed by deliver of a copy of such notice or communication by hand or overnight delivery service.

         10.4 AMENDMENTS. This Agreement may neither be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

         10.5 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         10.6 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         10.7 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

         10.8 GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES.

         10.9 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.

         10.10 ASSIGNMENTS. Neither Buyer nor Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld.

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         10.11    PUBLIC ANNOUNCEMENTS. No Party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, except as may be required by such Party or its affiliate under applicable laws or stock exchange rules or regulations or mutually agreed in advance (it being acknowledged and understood by Buyer, that Seller may determine, in its sole discretion, whether disclosure of this Agreement and the transactions contemplated hereby is required pursuant to the reporting obligations of Seller and its affiliates under the Securities Exchange Act of 1934 or the stock exchange rules or regulations of the New York Stock Exchange).

         10.12 NOTICES AFTER CLOSING; SURVIVAL. Buyer and Seller hereby agree that each Party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other Party. Those provisions hereof that contemplate or provide for effect or performance after the Effective Time or Closing shall survive the Effective Time and Closing.

         10.13 SEVERABILITY. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         10.14 TIME IS OF THE ESSENCE. It is understood and agreed that time is of the essence in this Agreement.

         10.15 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and assigns, and nothing in this Agreement (except as may be set forth in the indemnification provisions of this Agreement) is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         10.16 INTERPRETATION. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. For all purposes hereof:

         10.17 DEFINITIONS The following terms wherever used in this Agreement shall have the following meanings:

                  "AFFILIATE" of any party means any person or entity controlling, controlled by or under common control with such party.

                  "BUSINESS DAY" means any day on which banks are open for business in Houston, Texas, other than Saturday or Sunday.

                  "INCLUDING" means including, without limitation.

                  "KNOWLEDGE" means either actual knowledge or knowledge that would result from a reasonable internal investigation of the type described in the immediately succeeding sentence, of officers of a Party, and current employees of a Party holding supervisory or managerial positions with respect to the business or department to which the Assets relate. The investigation contemplated by this definition would involve making reasonable inquiries of personnel employed by, and reviews of books and records owned by and in the possession of, the Party (including its affiliates) to which the Knowledge relates, but would not involve an audit or any inquiry of any non-affiliated person.

                  "MATERIAL" means that the change, fact, effect or other matter with respect to which the word "material" is used (other than the phrase "Material Adverse Effect"), has a value, impact or effect of more than $25,000.

                  "MATERIAL ADVERSE EFFECT" means any circumstance, change, development or event which has had or would reasonably be expected to have a material (without reference to the above definition of the term "material") adverse effect on the ownership, operation or use of the Assets taken as a whole; provided, however, that such term shall not include future changes in general economic, industry or market conditions or changes in Environmental Laws or other applicable laws.

                  "PERSON" means any natural person, corporation, partnership, trust, estate or other entity.

                  "PERMITTED ENCUMBRANCES" means the following:

                  (1) any (a) undetermined or inchoate mortgage, pledge, lien, claim, charge, security, interest or other similar encumbrance (collectively, "Liens") constituting or securing the payment of expenses that were incurred in connection with the maintenance or operation of the Assets, and (b) materialman's, mechanics', repairman's, employees', contractors', operators', or other similar Liens for liquidated amounts arising in the ordinary course of business for amounts that are either (x) not yet due or (y) if due, being contested by Seller in good faith in the normal course of business, to the extent the Liens described in the preceding clauses (a) and (b) above (A) are not material in amount and (B) do not materially impair or adversely affect the use or operation of the Assets;

                  (2) any consents to transfer applicable to the transfer of the Assets contemplated hereby to the extent the consent is obtained prior to Closing or waived by Buyer;

                  (3) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller or its affiliates in good faith in the normal course of business;

                  (4) easements, rights-of-law, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets which do not materially interfere with the current operation of the Assets;

                  (5) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority; and

                  (6) any title defects (x) that Buyer has expressly waived in writing or (y) as to which an adjustment to the purchase price of the Assets has been made.

         10.18    WAIVER OF CONSUMER RIGHTS.

                            WAIVER OF CONSUMER RIGHTS

         BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

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         IN WITNESS WHEREOF, the Parties have executed or caused the Agreement to be executed as of the date and year first above written.

                 SELLER: RANGE PIPELINE SYSTEMS, L. P., a Texas limited partnership, by its General Partner, Range Gathering & Processing Company


                                  By:      /s/ Chad L. Stephens
                                     -------------------------------------------

                                  Name:    Chad L. Stephens
                                       -----------------------------------------

                                  Its:     Senior Vice President
                                      ------------------------------------------

                 BUYER:           CONOCO INC.

                                  By:   /s/  Michael T. Swenson
                                     -------------------------------------------

                                  Name:  Michael T. Swenson
                                       -----------------------------------------

                                  Its:  Attorney-in-Fact
                                      ------------------------------------------



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